UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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CommonWealth REIT

(Name of Registrant as Specified In Its Charter)

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On March 10, 2014, CommonWealth REIT issued the following press release:

* * * * *

FOR IMMEDIATE RELEASE

CommonWealth REIT Comments on Recent Downgrade Warning by Moody’s

Moody’s Review Underscores Potential Value Destruction by Related/Corvex Consent Solicitation

Newton, MA (March 10, 2014): CommonWealth REIT (NYSE: CWH) today noted that on March 7, 2014, Moody’s Investors Service announced that it was placing CWH’s investment grade ratings “on review for downgrade”, which would affect approximately $2 billion of CWH securities.  In a press release regarding CWH, Moody’s stated:

“Moody’s Investors Service placed the ratings of CommonWealth REIT on review for downgrade reflecting the potential for significant shifts in financial and strategic policies as a result of the activist shareholders’ efforts to displace the current Board of Directors and management…..If the activist shareholders are successful, Moody’s will focus on potential for increased leverage, secured debt and/or core asset sales, as well as execution risk associated with transitioning the operations of a large, nationally diverse real estate portfolio to a new management team and infrastructure.”

CWH believes Moody’s action confirms that there are significant risks for CWH shareholders if Related Fund Management, LLC and Corvex Management LP (“Related/Corvex”) are successful in removing the entire CWH Board without cause.  It appears that Related/Corvex’s plan for CWH is to sell CWH’s best performing assets, increase leverage and buyback stock.

Adam Portnoy, President and Managing Trustee of CWH, made the following statement regarding Moody’s announcement:

“The CWH Board is disappointed, but not surprised, by Moody’s decision to place CWH on review for downgrade because of Related/Corvex’s short term scheme for CWH.  Moody’s announcement validates our long held belief that the Related/Corvex plan for CWH is nothing more than a financial engineering scheme designed to increase CWH’s share price in the short term at the expense of long term shareholder value.  In addition to clearly putting CWH’s investment grade debt ratings at risk, the scheme proposed by Related/Corvex will also likely put CWH’s dividends at risk.

“We also believe that Related/Corvex’s effort to remove the entire Board by written consent, and without cause, creates serious and unnecessary risks to CWH’s business.  The far better and less disruptive course is for shareholders to participate in the CWH annual shareholders’ meeting on June 13, 2014.  The fact that Related/Corvex are willing to proceed in this reckless manner demonstrates that their goal is to seize immediate control of CWH at any cost, and has little or nothing to do with corporate governance or the best interests of all other shareholders.”

CommonWealth REIT is a real estate investment trust that primarily owns office properties located throughout the United States. CWH is headquartered in Newton, MA.

WARNING REGARDING FORWARD LOOKING STATEMENTS

THIS PRESS RELEASE INCLUDES FORWARD LOOKING STATEMENTS WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995 AND OTHER SECURITIES LAWS. THESE FORWARD LOOKING STATEMENTS ARE BASED UPON CWH’S PRESENT BELIEFS AND EXPECTATIONS, BUT THEY ARE NOT GUARANTEED TO OCCUR AND MAY NOT OCCUR FOR VARIOUS REASONS, INCLUDING SOME REASONS BEYOND CWH’S CONTROL.

ADDITIONAL INFORMATION REGARDING THE CONSENT SOLICITATION

CWH, its Trustees and certain of its executive officers, and Reit Management & Research LLC and certain of its directors, officers and employees may be deemed to be participants in the solicitation of consent revocations from shareholders in connection with the solicitation being conducted by Related/Corvex. On January 29, 2014, CWH filed a definitive consent revocation statement with the SEC in response to the Related/Corvex solicitation and has mailed the definitive consent revocation statement and form of WHITE consent revocation card to each shareholder entitled to deliver a written revocation in connection with the consent solicitation. SHAREHOLDERS ARE URGED TO READ THE DEFINITIVE CONSENT REVOCATION STATEMENT FILED WITH THE SEC, AND ANY AMENDMENTS OR SUPPLEMENTS THERETO AND ANY OTHER RELEVANT DOCUMENTS THAT CWH MAY FILE WITH THE SEC WHEN THEY BECOME AVAILABLE, BECAUSE THEY CONTAIN IMPORTANT INFORMATION. Additional information regarding the identity of the potential participants and their direct or indirect interests, by share holdings or otherwise, is set forth in the definitive consent revocation statement filed by CWH with the SEC in connection with the solicitation of revocations of consents.

Shareholders may obtain free of charge copies of the definitive consent revocation statement and any other documents filed by CWH with the SEC in connection with the Related/Corvex solicitation at the SEC’s website (http://sec.gov), at CWH’s website (http://cwhreit.com) or by requesting these materials from Timothy Bonang, by phone at (617) 796-8222, or by mail at Two Newton Place, 255 Washington Street, Newton, MA 02458 or by requesting materials from the firm assisting CWH in the solicitation of consent revocations, Morrow & Co., LLC, toll free at (800) 276-3011 (banks and brokers call collect at (203) 658-9400).

Contacts

Media Contacts:
Joele Frank Wilkinson Brimmer Katcher
Andrew Siegel/Jonathan Keehner
212-355-4449

or

Investor Contacts:
CommonWealth REIT
Timothy Bonang, Vice President, Investor Relations
Jason Fredette, Director, Investor Relations
617-796-8222
www.cwhreit.com

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